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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Weyerhaeuser Company:

We consent to the use of our reports dated February 11, 2004, with respect to the consolidated balance sheets of Weyerhaeuser Company as of December 28, 2003 and December 29, 2002, and the related consolidated statements of earnings, shareholders' interest, and cash flows for each of the years in the two-year period ended December 28, 2003, and the related consolidated financial statement schedule as it relates to 2003 and 2002, incorporated by reference in this registration statement on Form S-8.

Our reports refer to the revisions to the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by Weyerhaeuser Company as of December 31, 2001, as described in note 4 to the consolidated financial statements, as well as restatement adjustments that were applied to the disclosures of reportable segments reflected in the 2001 consolidated financial statements to reflect a change in the composition of Weyerhaeuser Company's reportable segments in 2003 and 2002, as discussed in note 22 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such revisions and adjustments.

Our reports refer to the adoption by Weyerhaeuser Company of the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003.

Seattle, Washington
September 28, 2004